Exhibit 5.2

LUCOSKY BROOKMAN LLP
September 19, 2023	101 Wood Avenue South 5th floor Woodbridge, NJ 08830 T - (732) 395-4400 F - (732) 395-4401
111 Broadway Suite 807 New York, NY 10006
T - (212) 417-8160 F - (212) 417-8161
Scinai Immunotherapeutics Ltd. Jerusalem BioPark Hadassah Ein Kerem Campus, 2nd floor Jerusalem 9112001, Israel	www.lucbro.com

Ladies and Gentlemen:

We are acting as U.S. counsel for Scinai Immunotherapeutics Ltd., an Israeli company (the “Company”), in connection with the issue and sale by the Company of it securities, consisting of (i) 400,000 American Depositary Shares (the “Offering ADSs”), each representing 400 ordinary shares (“Ordinary Shares”), no par value per share of the Company (the “ADSs”), and (ii) Pre-Funded Warrants (the “Pre-Funded Warrants” to acquire up to 746,552 ADSs (the “Pre-Funded Warrant ADSs”), all in connection with the Securities Purchase Agreement dated September 15, 2023 by and between the Company and the purchaser identified on the signature page thereto. The Offering ADSs, the Pre-Funded Warrants, and the Pre-Funded Warrant ADSs are being issued pursuant to the registration statement on Form F-3 (File No. 333-274078) (the “Registration Statement”) filed on August 18, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on August 25, 2023, the prospectus dated August 25, 2023 (the “Base Prospectus”) and the prospectus supplement dated September 15, 2023 (the “Prospectus Supplement” and the Base Prospectus as supplemented by the Prospectus Supplement, the “Prospectus”). The Offering ADSs and Pre-Funded Warrant ADSs will be issued pursuant to a Deposit Agreement dated as of May 11, 2015 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), with the designated Israeli bank or broker custodian for the Depositary, and each holder and beneficial owner of ADSs issued thereunder.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company, and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	When the Offering ADSs have been issued and delivered in accordance with and in the manner described in the Prospectus against payment in full of the consideration payable therefor, the Offering ADSs will be valid and legally binding obligations of the Company.

2.	When the Offering ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such Offering ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

3.	When the Pre-Funded Warrants have been issued and delivered in accordance with and in the manner described in the Prospectus against payment in full of the consideration payable therefor, the Pre-Funded Warrants will constitute valid and legally binding obligations of the Company.

4.	When the Pre-Funded Warrants have been duly executed by the Company and delivered to and paid for in accordance with and in the manner described in the Prospectus against payment in full of the consideration payable therefor, the Pre-Funded Warrant ADSs will have been duly authorized, and if, as and when issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such Pre-Funded Warrant ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

Please note that we are opining only as to the matters expressly set forth herein, that no opinion should be inferred as to any other matter. We are opining herein as to the laws of the State of New York as in effect on the date hereof, and we express no opinion with respect to any other laws, rules, or regulations. This opinion is based upon currently existing laws, rules, regulations, and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. In rendering the foregoing opinions, we have relied, for matters involving Israeli law, solely on the opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Company.

This opinion is being rendered solely in connection with the registration of the offering and the sale of the Offering ADSs, the Pre-Funded Warrants and the Pre-Funded Warrant ADSs, pursuant to the registration requirements of the Securities Act.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Company’s report on Form 6-K dated September 19, 2023 which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP